                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691

                              --------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              --------------------


To our Shareholders:

         The 2002 Annual Meeting of Shareholders (the "Annual Meeting") of Ohio Legacy Corp (the "Company") will be held at 4026 Dressler Road, N.W., Canton, Ohio on April 25, 2002 at 10:00 a.m. for the following purposes:

         1. To elect four (4) Class II directors to serve until the 2005 annual meeting and until their successors are elected and qualified.

         2. To consider and approve an amendment to the Company's Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan ("Plan") to increase the number of authorized shares under the Plan eligible for issuance to employees and non-employee directors of the Company by 100,000 shares.

         3. To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

         Shareholders of record as of close of business on March 1, 2002 are entitled to notice of and to vote at the Annual Meting.

         WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOU HAVE THE OPTION TO REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING REGARDLESS OF YOUR VOTING METHOD, OR TO VOTE YOUR SHARES PERSONALLY ON REQUEST IF YOU ATTEND THE MEETING.


                                              By Order of the Board of Directors


                                              Daniel H. Plumly
                                              Secretary


March 22, 2002

                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691


                                 PROXY STATEMENT


                               VOTING INFORMATION

         The accompanying proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions given, unless revoked. If no direction is indicated, such shares will be voted in favor of all the proposals set forth in this Proxy Statement and in favor of the election to the Board of Directors of the nominees named in this Proxy Statement. A shareholder may revoke his or her proxy without affecting any vote previously taken by giving notice to Secretary of the Company in writing or by voting in person at the Annual Meeting.

         The record date for determination of shareholders entitled to vote at the Annual Meeting is March 1, 2002. On that date, the outstanding common shares of the Company were 965,500, having no par value. Each shareholder will be entitled to one vote per share on all matters to be submitted at the Annual Meeting. Shareholders representing the majority of the then outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum. An abstention will be considered present at the meeting for purposes of determining a quorum, but will not be counted as voting for or against the issue to which it relates.

         The approximate date upon which this Proxy Statement and proxy will first be mailed to shareholders is March 22, 2002. All costs associated with the solicitation of proxies will be paid by the Company. Proxies will be solicited primarily by mail, but certain officers and employees of the Company, or its subsidiary, Ohio Legacy Bank, may solicit proxies, personally or by telephone, without additional compensation.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company presently consists of thirteen members divided into three classes, designated as Class I, Class II and Class III, with Class I and II currently consisting of four directors and Class III currently consisting of five directors. The directors in each class are elected for terms of three years so that at each annual meeting the term of office of one class of directors expires. The terms of office of the four Class II directors of the Company will expire on the day of the 2002 annual meeting, upon the election of their successors.

         Proxies solicited pursuant to this Proxy Statement granting authority to vote on the election of directors will be voted for the election of the following Class II directors, whose present terms of office will expire at the meeting, to serve for three-year terms expiring in 2005 and until their successors are elected and qualified: Benjamin M. Mast, Robert F. Belden, Gregory A. Long and Thomas W. Schervish.

         All nominees have consented to be named in this Proxy Statement and have agreed to serve if elected. If, prior to election, any nominee becomes unable or unwilling to serve, and the number of directors is not decreased accordingly, proxies will be voted for such other nominee as the Board may select. However, the Company has no reason to believe that any of the nominees will not be available. Information is set forth below regarding the principal occupation of each nominee for director and each director who will continue in office after the Annual Meeting.

         The nominees who receive the greatest number of votes for the director positions to be filled will be elected to those positions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF THE COMPANY'S NOMINEES FOR DIRECTOR.

NOMINEES TO THE BOARD OF DIRECTORS

CLASS II NOMINEES                   BENJAMIN M. MAST (49)
Term ending in 2005                 Director since 2001
                                    Since 1978, Mr. Mast has served as President of B-L Transport Inc. He is also the founder and has served as President of Holmes County
                                    Amish Flea Market, Inc. since 1990. Mr. Mast is the President of Mast Holdings and serves as the President of the Ohio Flea Market
                                    Association, a director of Holmes County
                                    Tourism Commission and a member of the East
                                    Holmes Building Council.

                                    ROBERT F. BELDEN (54)
                                    Director since 1999
                                    Since 1995, Mr. Belden has served as the President of the Belden Brick Company, a Canton based company since 1885. From 1983 to 1995, Mr. Belden served as the Vice President of Marketing for Belden Brick. Mr. Belden served as a director of both Signal Corporation and Signal Bank from 1988 to 1999. He graduated from the University of Notre Dame in 1969 with a BS degree in Mathematics and then graduated from the University of Michigan Graduate School of Business in 1971. Mr. Belden has been very active in community affairs including the American Red Cross, Canton Regional Chamber of Commerce, Junior Achievement of Stark County, Stark County Foundation and others.

                                    GREGORY A. LONG (52)
                                    Director since 1999
                                    Mr. Long is a licensed CPA with over 27
                                    years experience in the business and
                                    currently serves as the President of Long, Cook & Samsa, Inc. CPA's of Wooster, Ohio. Mr. Long is actively involved as a board member and a Vice President of the Wayne County Historical Society and is President of Buckeye Council, Inc., Boy Scouts of America. He is also a member of the Rotary Club, a coach in Wooster Youth Baseball and is Scoutmaster of Boy Scout Troop 61 of Wooster. Mr. Long is retired from the Army Reserve as a Lieutenant Colonel.

                                    THOMAS W. SCHERVISH (61)
                                    Director since 1999
                                    Since 1968, Mr. Schervish has served as the owner and President of Stark Management Company, which owns and operates a number of restaurant franchises in the Stark County area. The company also provides management and consulting services to other local businesses. He graduated from the University of Detroit with a B.S. in Marketing. Mr. Schervish is very active in community affairs including the Stark Development Board, Rotary, Junior Achievement, Downtown Canton Redevelopment Organizations, Stark Community Foundation Neighborhood Committee and others.

DIRECTORS CONTINUING IN OFFICE

CLASS I                             WILLIAM T. BAKER (48)
CONTINUING DIRECTORS                Director since 2001
Term ending in 2003                 Mr. Baker has served as President of Multi
                                    Products Co. since 1978. He is the
                                    co-founder of Share-a-Christmas of Holmes
                                    Co., chairman of West Holmes Stadium
                                    Project, co-chairman of the Knights Track
                                    Project, Vice President of Rails to Trails of Holmes County and past President of the Holmes County Chamber of Commerce. Mr. Baker received a B.S. in Agriculture from The Ohio
                                    State University in 1975.

                                    J. EDWARD DIAMOND (63)
                                    Director since 1999
                                    Mr. Diamond, a private investor since 1984 in the Canton area, is the retired Chairman of Glendale Oxygen Company, a Canton based supplier of cryogenic gases and welding supplies. He has served on the boards of Arrowhead Country Club, The Canton Club, The Canton Ballet and The Canton Symphony Orchestra Association. He is a graduate of the University of Virginia and has been a resident of Canton his entire life.

                                    L. DWIGHT DOUCE (53)
                                    Director since 1999
                                    Mr. Douce is President and Chief Executive
                                    Officer of the Company and has more than 26 years of financial institution experience in a diverse number of positions, with 16 years experience in the Wooster area. From October of 1996 to February of 1999, Mr. Douce served as President-Chief Operating Officer of Signal Bank, a $1.8 billion commercial bank headquartered in Wooster, which operated more than 25 branches. From 1985 to October of 1996, Mr. Douce served as Executive Vice President and Chief Financial Officer of First Federal Savings and Loan Association (Signal Bank's predecessor). During Mr. Douce's tenure, Signal Bank grew from a $200 million to a $1.8 billion financial services institution. Mr. Douce graduated from Capital University with a B.S. in Business Administration. He has been a resident of the Wooster area for the last sixteen years and has been very active in civic and social activities including the American Red Cross, Wooster Chamber of Commerce Board, Kiwanis, United Way and other activities.

                                    DANIEL H. PLUMLY (48)
                                    Director since 1999
                                    Since 1981, Mr. Plumly has been a member of Critchfield, Critchfield & Johnston, Ltd. and currently serves as its Managing Member. The law firm has five offices located in central Ohio. Mr. Plumly served on the board of directors of Signal Corporation and Signal Bank from 1986 to 1999. Mr. Plumly graduated from Muskingum College in 1975 with a B.A. in History and received his J.D. from Case Western Reserve University in 1978. Mr. Plumly is the President of Meals on Wheels of Stark and Wayne Counties and has been involved in coaching youth football, basketball and lacrosse. He also serves as Chairman of the Board of Governors of Wooster Country Club, as a member of the Board of Trustees of the United Methodist Church, as a member of the Board of Directors of Main Street, Inc. Mr. Plumly previously served on the board of Goodwill Industries of Wayne County and the Wooster Lacrosse Club. Mr. Plumly is the Secretary of the Company.

CLASS III                           D. WILLIAM ALLEN (50)
CONTINUING DIRECTORS                Director since 1999
Term ending in 2004                 Mr. Allen is Vice President of Sales for
                                    Bocko Inc., a custom injection molder in North Canton. Mr. Allen also is President of
                                    SPC Realty Company, a real estate investment company. From 1994 to 1997, Mr. Allen served as the President, Chief Operating Officer and owner of Service Packaging Corporation.
                                    Mr. Allen currently serves as the Chairman of the Board of the Canton Regional Chamber of Commerce and as Secretary of the Board of Governors of Mercy Medical Hospital. Mr.
                                    Allen is also involved with the Pro Football
                                    Hall of Fame Festival, where his involvement spans 25 years, and served as its General
                                    Chairman in 1993. Mr. Allen's activities also include Vice President of Congress Lake
                                    Club Board of Directors, and Treasurer of
                                    Meals on Wheels of Stark and Wayne Counties.

                                    SCOTT J. FITZPATRICK (49)
                                    Director since 1999
                                    Since 1973, Mr. Fitzpatrick has served as a partner in Fitzpatrick Enterprises in Canton, Ohio. Mr. Fitzpatrick is primarily involved in the development of real estate for his own portfolio.

                                    RANDY G. JONES (46)
                                    Director since 1999
                                    Since 1979, Mr. Jones has served as
                                    President and owner of R&L Jones Trucking,
                                    Inc., a long-distance trucking company. He has also served as President and 50% owner of Snyder Brothers Sales & Service, Inc. since 1981, which sells new and used trucks and trailers.

                                    MICHAEL D. MEENAN (48)
                                    Director since 1999
                                    Since 1989, Mr. Meenan has served as the President and owner of Riverview Industrial Wood Products, Inc. based in Wooster. Mr. Meenan is involved in a number of non-profit organizations in the Wooster area.

                                    STEVEN G. PETTIT (44)
                                    Director since 1999
                                    Mr. Pettit is Senior Loan Officer and
                                    President, Stark County Region, Ohio Legacy
                                    Bank. Mr. Pettit has 15 years of commercial banking experience in a diverse number of lending positions in both Stark and Wayne Counties. From February to September of 1999, Mr. Pettit held the position of Senior Vice President, Senior Loan Officer for two regions of FirstMerit Bank, N.A. From March of 1996 to February of 1999, Mr. Pettit held the same position at Signal Bank, N.A., a $1.8 billion financial institution. From January of 1994 to March of 1996, Mr. Pettit served as Manager of Commercial Lending for FirstMerit. Mr. Pettit graduated from the University of Tennessee with a B.S. degree in Business Administration and from Ashland University with an MBA in Executive Management. Mr. Pettit has been a resident of the Canton Area his entire life and has been active in various social and civic activities, including Meals on Wheels of Stark and Wayne Counties and the United Way.


                                   PROPOSAL 2
                AMENDMENT OF THE COMPANY'S OMNIBUS STOCK OPTION,
                  STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN
             TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY 100,000

         The Plan currently provides that the number of Company Common Shares under the Plan that can be issued to employees and non-employee directors is 100,000 shares. The Board of Directors recommends that the number of authorized shares be increased to 200,000. The Board believes that the increase is necessary to maintain a sufficient number of shares eligible for issuance under the Plan to employees and non-employee directors in future years. Currently, there are 11,000 authorized but unissued shares under the Plan. If the shareholders approve the amendment to the Plan, there will be 111,000 shares available for future issuance.

         The affirmative vote of at least a majority of the common shares of the Company present, in person or by proxy, at the Annual Meeting is required for the adoption of the proposal to amend the Company's Plan.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

                               EXECUTIVE OFFICERS

         Mr. Douce is the President and Chief Executive Officer of the Company. Mr. Pettit is the Company's Senior Loan Officer and President of Stark County Region, Ohio Legacy Bank. Their biographical information appears above.

         Robert E. Boss, age 45, is a Senior Vice President of Commercial Lending for Ohio Legacy Bank. Mr. Boss has more than 20 years of financial institution experience in a variety of lending positions. From January 1990 to March 2000, Mr. Boss held several positions at the Commercial and Savings Bank of Millersburg, Ohio, the last of which was the position of Senior Vice President and Senior Lending Officer. Mr. Boss previously worked in various loan areas for Bank One of Wooster from 1987 to 1990. Mr. Boss is on the Board of the Holmes County Training Center, President of the Holmes County Chamber of Commerce, Treasurer of the Holmes County Economic Development Council and a director of the Buckeye Council of the Boy Scouts of America. Mr. Boss is a graduate of Mount Union College with a B.A. in Accounting.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Information is provided below about each person known by the Company to be the beneficial owner of more than 5% of its outstanding common shares.

                                                     COMMON
                                                     SHARES
                                                    UNDERLYING
                                    COMMON           WARRANTS
                                    SHARES         EXERCISABLE
  NAME AND ADDRESS OF            BENEFICIALLY       WITHIN 60                           PERCENT OF
   BENEFICIAL OWNER                 OWNED             DAYS               TOTAL             CLASS
   ----------------                 -----             ----               -----             -----
Robert F. Belden, President         75,000            26,200            101,200            7.88%
Belden Brick Company
P. O. Box 20910
Canton, Ohio 44701

J. Edward Diamond                   65,000            26,200            91,200             7.10%
P. O. Box 9187
Canton, OH 44711

L. Dwight Douce                     65,000            27,367            92,367             7.19%
4563 Huntington Woods
Wooster, Ohio 44691

Scott J. Fitzpatrick                45,000            22,200            67,200             5.23%
4942 Higbee Avenue, N.W.
Suite A
Canton, Ohio 44718

Thomas W. Schervish                 49,000            23,000            72,000             5.61%
330 3rd Street, N.W.
Canton, Ohio 44702

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         Information is set forth below regarding beneficial ownership of common shares of the Company by each director and all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his shares. The information set forth below is as of March 1, 2002.

                                                          COMMON
                                                          SHARES
                                       COMMON           UNDERLYING
                                       SHARES            WARRANTS
                                    BENEFICIALLY        EXERCISABLE                          PERCENT OF
         NAME                          OWNED           WITHIN 60 DAYS       TOTAL               CLASS
         ----                          -----           --------------       -----               -----
DIRECTORS
D. William Allen                       10,000              9,864             19,867             1.55%
William T. Baker                       45,000             10,500             55,500             4.32
Robert F. Belden(1)                    75,000             26,200            101,200             7.88
J. Edward Diamond                      65,000             26,200             91,200             7.10
L. Dwight Douce                        65,000             27,367             92,367             7.19
Scott J. Fitzpatrick                   45,000             22,200             67,200             5.23
Randy G. Jones                         10,000              3,500             13,500             1.05
Gregory A. Long                        25,000             18,500             43,500             3.39
Benjamin M. Mast                       13,000              4,100             17,100             1.33
Michael D. Meenan                      21,500             17,500             39,000             3.04
Steven G. Pettit                       17,000              6,733             23,733             1.85
Daniel H. Plumly                       22,000             17,600             39,600             3.08
Thomas W. Schervish                    49,000             23,000             72,000             5.61
ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP
(14 PERSONS)                         482,500             220,600             703,100           54.741%

(1) Common shares held in the name of Belden Brick Company, of which Mr. Belden is President.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2001 and Forms 5 and amendments thereto furnished to the Company with respect to 2001, no director, officer or beneficial owner of more than ten percent of its outstanding common shares failed to file on a timely basis during 2001 or prior fiscal years any reports required by Section 16(a) of the Exchange Act.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         During 2001, the Board of Directors of the Company met twelve times. Other than the Audit Committee, the Board of Directors of the Company has not established any formal committees. All formal committees are established under the oversight of the Board of Directors of Ohio Legacy Bank. During 2001, each director attended at least 75% of the total number of meetings of the Board of Directors of the Company and the committees on which he served.

         The Loan Committee is comprised of eight directors, one of whom is an officer of Ohio Legacy Bank. The directors currently serving on this Committee include Messrs. Plumly, the Chairman of the Committee, Baker, Douce, Diamond, Fitzpatrick, Meenan, Long and Schervish. The primary responsibilities of the Loan Committee are to review and approve loans over particular limits and review and approve changes to Ohio Legacy Bank's lending policies and procedures.

         The Executive Committee is comprised of four directors. The directors currently serving on this Committee include Messrs. Douce, Diamond, Baker and Belden. The Executive Committee meets on an as needed basis, and its primary responsibility is to exercise the authority of the board of directors in between board meetings, to the extent permitted by law.

         The Compensation Committee is comprised of four directors, with its primary responsibilities being the review of personnel policies and practices and evaluation of senior management. The directors currently serving on the Compensation Committee include Messrs. Plumly, Schervish, Mast and Belden.

         The Audit Committee of the Company is comprised of four directors, none of whom are officers of the Company or Ohio Legacy Bank. The Audit Committee's primary responsibilities are the review of internal and external auditors' reports, the review of internal loan review reports, evaluation of the internal auditor and external audit firm, and the review of regulatory examination results. The directors currently serving on the Audit Committee include Messrs. Long, Allen, Jones and Fitzpatrick. Each member of the Audit Committee is "independent" under the NASD's listing standards.

         The Audit Committee performs its oversight functions and responsibilities pursuant to a written charter adopted by the Company.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company for the fiscal year ended December 31, 2001. The Audit Committee has also discussed with Crowe, Chizek and Company LLP ("Crowe Chizek"), the Company's independent auditors, all matters required by Statements on Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Standard No. 1, and has discussed with Crowe Chizek its independence.

         Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                                    The Audit Committee
                                                    Gregory A. Long, Chairperson
                                                    D. William Allen
                                                    Scott J. Fitzpatrick
                                                    Randy G. Jones

                              DIRECTOR COMPENSATION

         Employee directors receive no compensation for their services as directors. Each non-employee director receives reimbursement of out-of-pocket expenses incurred in serving as a director. In addition, subject to compliance with the restrictions and requirements of the FDIC stock benefit plan policy, each non-employee director will receive automatic awards of nonqualified stock options under the Ohio Legacy Corp Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan consisting of options to purchase 2,500 common shares of the Company awarded on the date of commencement of service as a non-employee director (the "Initial Options"), and, thereafter, annual options to purchase 1,000 common shares of the Company (the "Annual Options"). Initial Options vest and become exercisable (at an exercise price equal to the fair market value of the Company's common shares on the date of the automatic grant of the Initial Option) over a period of five years at the rate of 20 percent per year, while Annual Options vest and become exercisable (at an exercise price equal to the fair market value of the Company's common shares on the date of the automatic grant of the Annual Option) upon their grant dates. However, due to FDIC regulations, no options can be granted to any non-employee director until one year after the date of the Company's initial public offering. The Company issued the Initial Options to each non-employee director on February 19, 2002 along with the Annual Options, representing, in the aggregate, options to purchase 38,500 common shares of the Company.

                             EXECUTIVE COMPENSATION

         The Company and Ohio Legacy Bank have entered into a one-year employment agreement with Mr. Douce, its President and Chief Executive Officer. Mr. Douce's employment agreement renews automatically for an additional year unless either Mr. Douce or the Company furnishes at least sixty days prior notice to the other of intent to terminate the agreement. Mr. Douce's employment agreement commenced on the date that Ohio Legacy Bank began operations.

         Upon change of control of the Company, Mr. Douce will have the right to terminate his employment and receive a severance equal to 2.99 times his current annual compensation. In addition, all previously granted stock options will vest in the event of a termination of employment upon a change in control.

         The following table summarizes all annual compensation paid during the fiscal year ended December 31, 2001 to Mr. Douce. No other executive officer received an annual salary and bonus that exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION             FISCAL YEAR           ANNUAL SALARY ($)
---------------------------             -----------           -----------------
L. Dwight Douce                            2001                   $100,000
President and
Chief Executive Officer

                     OHIO LEGACY CORP OMNIBUS STOCK OPTION,
                  STOCK OWNERSHIP AND LONG-TERM INCENTIVE PLAN

         The Ohio Legacy Corp Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan (the "Plan") provides for discretionary grants of incentive stock options (under Internal Revenue Code Section 422) and nonqualified stock options to employees, automatic grants of nonqualified stock options to non-employee directors, and discretionary grants of restricted Company common shares to both employees and non-employee directors. The Plan is administered by the Compensation Committee and provides that the exercise price of options granted thereunder shall not be less than the fair market value of the outstanding common shares of the Company on the date the options are granted. In February 2002, the Company issued options to employees for the right to purchase shares representing, in the aggregate, 50,500 common shares of the Company. In addition, as described under "Director Compensation" on page 11, the Company issued options to non-employee directors of the Company.

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

         During fiscal year 2001, certain directors and executive officers and their associates were customers of, or had transactions with, Ohio Legacy Bank. All outstanding loans that were part of such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those in use at the same time for comparable transactions with other persons, and did not involve more risk than a normal risk of collectability or present other unfavorable features. The Company expects that similar transactions will occur in the future.

         During 2001, the Company retained the law firm of Critchfield, Critchfield & Johnston, Ltd. for the provision of certain legal services. Mr. Daniel Plumly is the Secretary of the Company and is also a member of the law firm of Critchfield, Critchfield & Johnston, Ltd.

                                    AUDITORS

         Crowe Chizek have been acting as the auditors of the Company since the Company's founding. The Board of Directors has appointed such firm to continue as the Company's auditors for the current year. Representatives of Crowe Chizek will be at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                   AUDIT FEES

         Crowe Chizek billed the Company aggregate fees of $37,350 for the audit of the Company's annual financial statements and for the review of the financial statements included in the Company's Forms 10-QSB, all for the year ended December 31, 2001.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         For the 2001 fiscal year, Crowe Chizek did not provide financial information systems design and implementation services to the Company.

                                 ALL OTHER FEES

         For the 2001 fiscal year, Crowe Chizek billed $23,813 in fees for all services other than those described above. These services include, among other things, preparation of the Company's tax returns and performance of extended audit services. The Audit Committee of the Board of Directors has considered whether the provision of these other services is compatible with maintaining Crowe Chizek's independence.

                SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

         Any shareholder who intends to present a proposal at the 2003 annual meeting and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Company at its executive offices, 305 West Liberty Street, Wooster, Ohio 44691, not later than November 22, 2002.

         Any shareholder who intends to present a proposal at the 2003 annual meeting other than for inclusion in the Company's proxy statement and form of proxy must deliver the proposal to the Company at its executive offices, 305 West Liberty Street, Wooster, Ohio 44691, not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided, however, that in the event that less than seventy-five (75) days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than on the fifteenth (15th) day following the earlier of the day on which such notice of the date was mailed or such public disclosure was made. The Company reserves the right to exercise discretionary voting authority with respect to any untimely shareholder proposal.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters other than those outlined in this Proxy Statement that may be presented at the Annual Meeting for action on the part of the shareholders. In case any other matters should properly come before the Annual Meeting, or any adjournment thereof, it is the intention of the person named in the enclosed proxy to vote in accordance with his best judgment.


                                         By Order of the Board of Directors


                                         Daniel H. Plumly
                                         Secretary

March 22, 2002

                                OHIO LEGACY CORP

                                      PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OHIO LEGACY CORP.

         The undersigned hereby appoints L. Dwight Douce the proxy of the undersigned, with full power of substitution to vote all common shares of Ohio Legacy Corp, which undersigned is entitled to vote at the Annual Meeting of shareholders of Ohio Legacy Corp, to be held April 25, 2002, as specified below:

         1.   Election of Directors:

              Class II:                 Benjamin M. Mast
                                        Robert F. Belden
                                        Gregory A. Long
                                        Thomas W. Schervish

                     FOR all Nominees                WITHHOLD AUTHORITY to vote
              ------                          ------ for all Nominees

         (Instructions: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)


         --------------------------------------------------------------------

         2. Proposal to amend to the Company's Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan to increase the number of authorized shares under the Plan eligible for issuance to employees and non-employee directors of the Company by 100,000 shares.

                           FOR                  AGAINST                  ABSTAIN
                 ---------            ---------                ---------

         IF NO INSTRUCTION IS INDICATED, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR THE PROPOSAL TO AMEND THE COMPANY'S OMNIBUS STOCK OPTION, STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE PLAN ELIGIBLE FOR ISSUANCE TO EMPLOYEES AND NON-EMPLOYEE DIRECTORS OF THE COMPANY BY 100,000 SHARES.

         3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                                Date:                                    ,  2002
                                      -----------------------------------

                                ------------------------------------------------
                                Signature

                                ------------------------------------------------
                                Signature, if jointly held

                                ------------------------------------------------
                                Print your name(s) here

         NOTE: THE SIGNATURE(S) ON THIS PROXY SHOULD CORRESPOND WITH THE NAME(S) IN WHICH YOUR SHARES ARE REGISTERED. WHEN SHARES ARE REGISTERED JOINTLY IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. A PROXY GIVEN BY A CORPORATION SHOULD BE SIGNED IN THE CORPORATE NAME BY THE CHAIRMAN OF ITS BOARD OF DIRECTORS, ITS PRESIDENT, VICE PRESIDENT, SECRETARY OR TREASURER.

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.